Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     Unless otherwise indicated or required by the context, as used in this Annual Report on Form 10-K, the terms “we,” “our” and “us” refer to GenCorp Inc. and all of its subsidiaries that are consolidated in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
     We begin Management’s Discussion and Analysis of Financial Condition and Results of Operations with an overview of our business and operations, followed by a discussion of our business outlook and results of operations, including results of our operating segments, for the past two fiscal years. We then provide an analysis of our liquidity and capital resources, including discussions of our cash flows, debt arrangements, sources of capital, and financial commitments. In the next section, we discuss the critical accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results.
     The following discussion should be read in conjunction with the other sections of this Report, including the Consolidated Financial Statements and Notes thereto appearing in Item 8. Consolidated Financial Statements and Supplementary Data of this Report, the risk factors appearing in Item 1A. Risk Factors of this Report and the disclaimer regarding forward-looking statements appearing at the beginning of Item 1. Business of this Report for items not included in this Form 8-K refer to the items as included in the Form 10-K filed on February 4, 2010. Historical results set forth in Item 6. Selected Financial Data and Item 8. Consolidated Financial Statements and Supplementary Data of this Report should not be taken as indicative of our future operations.
Overview
     We are a manufacturer of aerospace and defense systems with a real estate segment that includes activities related to the entitlement, sale, and leasing of our excess real estate assets. Our continuing operations are organized into two segments:
     Aerospace and Defense — includes the operations of Aerojet-General Corporation (“Aerojet”) which develops and manufactures propulsion systems for defense and space applications, armament systems for precision tactical weapon systems and munitions applications. We are one of the largest providers of such propulsion systems in the United States (“U.S.”). Primary customers served include major prime contractors to the U.S. government, the Department of Defense (“DoD”), and the National Aeronautics and Space Administration (“NASA”).
     Real Estate — includes activities related to the entitlement, sale, and leasing of our excess real estate assets. We own approximately 12,200 acres of Sacramento Land. We are currently in the process of seeking zoning changes, removal of environmental restrictions and other governmental approvals on a portion of the Sacramento Land to optimize its value. We have filed applications with and submitted information to governmental and regulatory authorities for approvals necessary to re-zone approximately 6,000 acres of the Sacramento Land. We also own approximately 580 acres in Chino Hills, California. We are currently seeking removal of environmental restrictions on the Chino Hills property to optimize the value of such land.
     On August 31, 2004, we completed the sale of our GDX Automotive business. On November 30, 2005, we completed the sale of our Fine Chemicals business. The remaining subsidiaries after the sale of GDX Automotive, including Snappon SA, and the Fine Chemicals business are classified as discontinued operations in the Notes to Consolidated Financial Statements.
Business Outlook
     Retirement Benefits — We estimate that our non-cash net periodic benefit expense will be approximately $42 million in fiscal 2010 compared to income of $11.9 million in fiscal 2009. The significant increase in net periodic benefit expense is primarily due to a higher benefit obligation at November 30, 2009 and lower investment returns. The increased retirement benefit obligation was primarily related to a decrease in the discount rate used to determine that liability.

Results of Operations

	Year Ended
	2009	2008	2007
	As adjusted (See Note 1(b) of
	Consolidated Financial Statements)
	(In millions)
Net sales	$795.4	$742.3	$745.4
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	674.0	645.4	657.8
Selling, general and administrative	10.2	1.9	14.4
Depreciation and amortization	25.7	25.5	26.4
Other expense (income), net	2.9	7.6	(2.6)
Unusual items
Shareholder agreement and related costs	—	16.8	—
Executive severance agreements	3.1	—	—
Defined benefit pension plan amendment	—	14.6	—
Legal settlements and estimated loss on legal matters	1.3	2.9	3.8
Customer reimbursement of tax matters	—	—	2.3
Loss on extinguishment of debt	0.2	—	0.6
Gain on settlement and recoveries	—	(1.2)	(6.0)

Total operating costs and expenses	717.4	713.5	696.7
Operating income	78.0	28.8	48.7
Non-operating (income) expense
Interest expense	38.6	37.2	36.8
Interest income	(1.9)	(4.2)	(4.9)

Total non-operating expense, net	36.7	33.0	31.9
Income (loss) from continuing operations before income taxes	41.3	(4.2)	16.8
Income tax (benefit) provision	(17.6)	0.9	(18.1)

Income (loss) from continuing operations	58.9	(5.1)	34.9
(Loss) income from discontinued operations, net of income taxes	(6.7)	(0.1)	27.9

Net income (loss)	$52.2	$(5.2)	$62.8

     Net Sales

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Net sales	$795.4	$742.3	$53.1	$742.3	$745.4	$(3.1)

*	Primary reason for change. The increase in net sales volume in fiscal 2009 compared to fiscal 2008 was primarily the result of growth in the various Standard Missile programs and increased deliveries on the Patriot Advanced Capability — 3 program, partially offset by lower sales volume on the Orion program as a result of NASA funding constraints, sale of our Sacramento Land for $10.0 million in the second quarter of fiscal 2008, and an additional week of operations in the first quarter of fiscal 2008 resulting in $19.1 million in sales (see Note 1 in Notes to Consolidated Financial Statements).

**	Primary reason for change. The decrease in net sales volume for fiscal 2008 compared to fiscal 2007 was primarily the result of the close-out activities of the Titan program in fiscal 2007 partially offset by the sale of our Sacramento Land for $10.0 million in the second quarter of fiscal 2008. In addition, fiscal 2008 includes an additional week of operations in the first quarter of fiscal 2008 resulting in $19.1 million in sales.
     Customers that represented more than 10% of net sales for the fiscal years presented are as follows:

	Year Ended
	2009	2008	2007
Raytheon	31%	27%	28%
Lockheed Martin	26	26	28
     Sales in fiscal 2009, 2008, and 2007 directly and indirectly to the U.S. government and its agencies, including sales to our significant customers discussed above, totaled $701.3 million, $641.7 million, and $665.9 million, respectively. The demand for certain of our services and products is directly related to the level of funding of government programs.

     During fiscal 2009, approximately 51% of our net sales were from fixed-price contracts, 37% from cost reimbursable contracts, and 12% from other sales including commercial contracts and real estate activities.
     Operating Income

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Operating income	$78.0	$28.8	$49.2	$28.8	$48.7	$(19.9)
Percentage of net sales	9.8%	3.9%		3.9%	6.5%

*	Primary reason for change. The improved operating income for fiscal 2009 compared to fiscal 2008 was due to the following:
•	Decrease of $28.5 million in unusual charges. See discussion of “Unusual Items” below.

•	Decrease of $19.9 million in retirement benefit expense primarily due to the freeze of the defined benefit pension and benefit restoration plans as well as the increase in the discount rate used to determine benefit obligations, partially offset by lower expected investment returns.

•	Decrease of $6.6 million in environmental remediation costs primarily due to the following: (i) an increase of $2.4 million of environmental remediation obligations in fiscal 2008 related to our legacy divested businesses and (ii) an increase in unrecoverable environmental remediation obligations at our Sacramento site primarily related to higher water remediation obligations recognized in fiscal 2008.

•	Higher net sales and favorable contract performance on numerous programs as a result of lower non-reimbursable overhead spending in fiscal 2009 compared to fiscal 2008 and other resulting in a $1.0 million increase in operating income.
     The factors discussed above were partially offset by the following:
•	The sale of 400 acres of our Sacramento Land in the second quarter of fiscal 2008 resulting in a gain of $6.8 million.

**	Primary reason for change. The decline in operating income in fiscal 2008 compared to fiscal 2007 was primarily due to the following:
•	Increase of $32.4 million in unusual charges. See discussion of “Unusual Items” below.

•	Increase of $8.6 million in environmental remediation costs primarily due to the following: (i) an increase of $3.3 million of environmental remediation obligations in fiscal 2008 related to our legacy divested businesses and (ii) an increase in unrecoverable environmental remediation obligations at our Sacramento site primarily related to higher water remediation obligations in fiscal 2008.
     The factors discussed above were partially offset by the following:
•	Decrease of $13.6 million related to employee retirement benefit expense primarily related to an increase in the discount rate used to determine benefit obligations and a reduction in the impact of amortizing prior years’ actuarial losses.

•	The sale of 400 acres of our Sacramento Land in the second quarter of fiscal 2008 resulting in a gain of $6.8 million.

     Cost of Sales (exclusive of items shown separately below)

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Cost of sales (exclusive of items shown separately below)	$674.0	$645.4	$28.6	$645.4	$657.8	$(12.4)
Percentage of net sales	84.7%	86.9%		86.9%	88.2%

*	Primary reason for change. The decrease in the cost of sales as a percentage of net sales in fiscal 2009 compared to fiscal 2008 was primarily due to the following: (i) a decrease of $23.6 million of non-cash aerospace and defense retirement benefit plan expense and (ii) favorable contract performance and lower non-reimbursable overhead spending in fiscal 2009 compared to fiscal 2008, partially offset by the recognition of a $6.8 million gain on the sale of 400 acres of our Sacramento Land in the second quarter of fiscal 2008.

**	Primary reason for change. The decrease in the cost of sales as a percentage of net sales in fiscal 2008 compared to fiscal 2007 was primarily due to the following: (i) a decrease of $8.1 million of non-cash aerospace and defense retirement benefit plan expense and (ii) the recognition of a $6.8 million gain on the sale of 400 acres of our Sacramento Land in the second quarter of fiscal 2008; offset by the favorable performance on the close-out of the Titan program in fiscal 2007. Additionally, the cost of sales in fiscal 2008 included favorable contract performance on the Atlas V program offset by declines in other programs.
     Selling, general and administrative (“SG&A”)

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Selling, general and administrative	$10.2	$1.9	$8.3	$1.9	$14.4	$(12.5)
Percentage of net sales	1.3%	0.3%		0.3%	1.9%

*	Primary reason for change. The increase in SG&A expense in fiscal 2009 compared to fiscal 2008 was primarily the result of the following: (i) an increase of $5.1 million in stock-based compensation due to the increase in the fair value of stock appreciation rights in 2009 and (ii) an increase of $3.7 million in non-cash corporate retirement benefit plan expense, partially offset by a decrease of $0.5 million in other net SG&A costs.

**	Primary reason for change. The decrease in SG&A expense in fiscal 2008 compared to fiscal 2007 was primarily the result of the following: (i) decrease of $5.7 million in personnel related costs including a $3.7 million decrease primarily related to the reversal of previously recognized stock-based compensation expense due to the lower fair value of the stock appreciation rights, decrease of $1.3 million in salaries and management incentives, and decrease of $0.7 million in workers’ compensation costs; (ii) decrease of $5.5 million in non-cash corporate retirement benefit plan expenses; and (iii) decrease of $1.3 million in other SG&A costs including a decrease of $1.1 million in legal related costs primarily related to vinyl chloride legal settlements in fiscal 2007 and a $0.2 million net decrease in other costs.
     Depreciation and amortization

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change*
	(In millions)
Depreciation and amortization	$25.7	$25.5	$0.2	$25.5	$26.4	$(0.9)
Percentage of net sales	3.2%	3.4%		3.4%	3.5%

*	Primary reason for change. Depreciation and amortization expense was essentially unchanged for all periods presented

     Other expense (income), net

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Other expense (income), net	$2.9	$7.6	$(4.7)	$7.6	$(2.6)	$10.2

*	Primary reason for change. The decrease in other expense (income), net was primarily due to lower estimated future environmental remediation obligations in fiscal 2009 compared to fiscal 2008. See additional information of environmental remediation provision adjustments under the caption “Environmental Matters” below.

**	Primary reason for change. The increase in other expense (income), net was primarily due to higher estimated future environmental remediation obligations in fiscal 2008 compared to fiscal 2007. See additional information of environmental remediation provision adjustments under the caption “Environmental Matters” below.
     Unusual Items

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Unusual items	$4.6	$33.1	$(28.5)	$33.1	$0.7	$32.4

*	Primary reason for change. A summary of the unusual item charges is shown below:

	Year Ended
	2009	2008	2007
	(In millions)
Aerospace and Defense:
Legal settlements and estimated loss on legal matters	$1.3	$2.9	$3.8
Customer reimbursements of tax recoveries	—	—	2.3
Defined benefit pension plan amendment	—	13.6	—
Gain on recoveries	—	—	(6.0)

Aerospace and defense unusual items	1.3	16.5	0.1

Corporate:
Executive severance agreements	3.1	—	—
Loss on extinguishment of debt	0.2	—	0.6
Gain on settlement	—	(1.2)	—
Defined benefit pension plan amendment	—	1.0	—
Shareholder agreement and related costs	—	16.8	—

Corporate unusual items	3.3	16.6	0.6

Total unusual items	$4.6	$33.1	$0.7

     In fiscal 2009, we recorded a charge of $1.3 million for realized losses and interest associated with our failure to register with the SEC the issuance of certain of our common shares under our defined contribution 401(k) employee benefit plan. During fiscal 2009, we also incurred a charge of $3.1 million associated with executive severance agreements. Additionally, we recorded costs of $0.2 million related to a bank amendment.
     On November 25, 2008, we decided to amend our defined benefit pension and benefits restoration plans to freeze future accruals under such plans. Effective February 1, 2009, we discontinued future benefit accruals for all current salaried employees. No employees lost their previously earned pension benefit. As a result of the defined benefit pension plan amendment and freeze, we incurred a curtailment charge of $14.6 million in the fourth quarter of fiscal 2008 primarily due to the immediate recognition of unrecognized prior service costs.

     On March 5, 2008, we entered into a second amended and restated shareholder agreement (“Shareholder Agreement”) with respect to the election of Directors for the 2008 Annual Meeting and certain other related matters which resulted in a charge of $13.8 million in the first half of fiscal 2008. Additionally, during the fourth quarter of fiscal 2008, we incurred a charge of $3.0 million associated with two executive severance agreements. The charges were comprised of the following (in millions):

Increases in pension benefits primarily for certain of our officers	$5.3
Executive severance charges	7.1
Accelerated vesting of stock appreciation rights	1.1
Accelerated vesting of restricted stock, service-based	0.6
Accelerated vesting of restricted stock, performance-based	0.7
Professional fees and other	2.0

$16.8

     As a result of the Shareholder Agreement, the executive severance agreements required us to fund into a grantor trust on March 12, 2008, an amount equal to $34.8 million, which represents liabilities associated with the Benefits Restoration Plan Pension and Savings Plans (“BRP”) and amounts payable to certain officers party to executive severance agreements in the event of qualifying terminations of employment following a change in control (as defined in the BRP and the executive severance agreements). In addition, as a result of the resignation of three additional Board members on May 16, 2008, we were required to fund $0.4 million into a grantor trust on May 22, 2008, which primarily represents the amount payable to an officer party to an executive severance agreement in the event of a qualifying termination of employment.
     In fiscal 2008, we recorded a charge of $2.9 million related to the estimated unrecoverable costs of legal matters, including $1.7 million associated with the failure to register with the SEC the issuance of certain of our common shares under our defined contribution 401(k) employee benefit plan and $1.2 million related to a legal settlement and other legal matters. We also recorded a $1.2 million gain related to an insurance settlement for an environmental claim.
     In fiscal 2007, we recorded an expense of $3.8 million related to estimated costs associated with environmental toxic tort legal matters. We recorded an expense of $2.3 million for tax refunds that were repaid to our defense customers. We also recorded a gain of $6.0 million related to an adjustment of reserves for the allocation of pension benefit costs to U.S. government contracts. We incurred a charge of $0.6 million associated with the replacement of the previous credit facility.
     Interest expense

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Interest expense	$38.6	$37.2	$1.4	$37.2	$36.8	$0.4

*	Primary reason for change. The increase in interest expense was primarily due to an increase of $2.6 million in amortization of deferred financing costs as a result of a change in the fourth quarter of fiscal 2008 in the estimated life of deferred financing costs for the 4% Notes and 2 1/4% Debentures. The increase in interest expense was partially offset by lower average interest rates on variable rate debt.

**	Primary reason for change. The increase in interest expense was primarily due to an increase of $0.7 million in amortization of deferred financing costs as a result of a change in the fourth quarter of fiscal 2008 in the estimated life of deferred financing costs for the 4% Notes and 2 1/4% Debentures. The increase in interest expense was partially offset by lower average interest rates on variable rate debt.

     Interest income

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Interest income	$1.9	$4.2	$(2.3)	$4.2	$4.9	$(0.7)

*	Primary reason for change. The decline in interest income was primarily due to lower average rates partially offset by higher average cash balances in fiscal 2009 compared to fiscal 2008.

**	Primary reason for change. The decline in interest income was primarily due to lower average cash balances and rates in fiscal 2008 compared to fiscal 2007.
     Income tax (benefit) provision

	Year Ended
	2009	2008	2007
	(In millions)
Income tax (benefit) provision	$(17.6)	$0.9	$(18.1)
     The income tax benefit of $17.6 million in fiscal 2009 was primarily related to new guidance that was published by the Chief Counsel’s Office of the Internal Revenue Service (“IRS”) in December 2008 clarifying which costs qualify for ten-year carryback of tax net operating losses for refund of prior years’ taxes. As a result of the clarifying language, during the first quarter of fiscal 2009, we recorded an income tax benefit of $19.7 million, of which $14.5 million was for the release of the valuation allowance associated with the utilization of the qualifying tax net operating losses and $5.2 million was for the recognition of affirmative claims related to previous uncertain tax positions associated with prior years refund claims related to the qualifying costs.
     In fiscal 2008, although we generated $2.5 million in income from continuing operations, we had a tax loss primarily related to the impact of a fiscal 2008 change in tax method of accounting adopted for unbilled receivables. The new tax method of accounting adopted in fiscal 2008 in accordance with guidance published by the IRS defers such revenue until the all events test is met for tax purposes. The fiscal 2008 tax net operating loss from continuing operations resulted in an income tax benefit of $9.5 million for carryback to prior years and a refund of previously paid taxes. Due to the tightening of the credit market in the fourth quarter of fiscal 2008, a tax planning strategy relied on for realizability of a portion of the deferred tax assets ceased to be prudent and feasible, resulting in a charge to deferred income tax expense of $8.0 million and a corresponding increase to the valuation allowance.
     Our income tax benefit in fiscal 2007 reflects a $6.3 million benefit from continuing operations for the carryback of current and prior year losses resulting in refunds of previously paid taxes and a $12.2 million benefit primarily from U.S. federal and state income tax settlements including research and development credit claim benefits, manufacturer’s investment credit claim benefits, and certain statute expirations, which was partially offset by $0.4 million of current state tax expense.
     The year of expiration for our state and U.S. federal net operating loss carryforwards as of November 30, 2009 is as follows:

Year Ended November 30,	State	Federal
	(In millions)
2016	$35.8	$—
2017	130.3	—
2018	28.9	—
2019	15.1	—
2020	19.9	—
2024	—	28.5
2025	—	122.3

	$230.0	$150.8

     Approximately $9.2 million of the net operating loss carryforward relates to the exercise of stock options, the benefit of which will be credited to equity when realized. In addition, we also have U.S. federal and state capital loss carryforwards of approximately $7.8 million and $0.2 million, respectively, which will begin to expire in fiscal 2010. The decrease in capital loss carryforwards from the previous fiscal year was the result of:

	State	Federal
	(In millions)
Utilization	$44.7	$41.8
Expiration	18.0	110.2

	$62.7	$152.0

     We also have a U.S. federal research credit carryforward of $7.2 million which begins expiring in fiscal 2021, and a California research credit carryforward of $4.1 million which has an indefinite carryforward period. Additionally, we have a California manufacturing investment credit carryforward of $0.6 million which will begin to expire in fiscal 2011; and a foreign tax credit carryforward of $5.9 million which will begin to expire in fiscal 2010, if not utilized. These tax carryforwards are subject to examination by the tax authorities.
Discontinued Operations:
     In November 2003, we announced the closing of a GDX manufacturing facility in Chartres, France owned by Snappon SA, a subsidiary of the Company. The decision resulted primarily from declining sales volumes with French automobile manufacturers. In June 2004, we completed the legal process for closing the facility and establishing a social plan. In fiscal 2004, an expense of approximately $14.0 million related to employee social costs was recorded. An expense of $1.0 million was recorded during fiscal 2005 primarily related to employee social costs that became estimable in fiscal 2005. During fiscal 2009, an expense of approximately $4.1 million (€2.9 million) was recorded related to legal judgments rendered against Snappon SA under French law, related to wrongful discharge claims by certain former employees of Snappon SA. During the second quarter of fiscal 2009, Snappon SA filed for declaration of suspensions of payments with the clerk’s office of the Paris Commercial Court (see Note 7(b) in Notes to Consolidated Financial Statements).
     During the first quarter of fiscal 2007, we entered into an earn-out and seller note repayment agreement (“Repayment Agreement”) with American Pacific Corporation (“AMPAC”) under which AMPAC was required to pay $29.7 million in consideration for the early retirement of the seller note (including interest due thereunder), the full payment of the earn-out amount and the release of certain liabilities related to the sale of our Fine Chemicals business on November 30, 2005. During the first quarter of fiscal 2007, we recorded a gain from discontinued operations of $31.2 million as a result of receiving $29.7 million of cash from AMPAC and being released from certain liabilities in accordance with the Repayment Agreement.
     Summarized financial information for discontinued operations is set forth below:

	Year Ended
	2009	2008	2007
	(In millions)
Net sales	$—	$—	$—
(Loss) income before income taxes	(6.7)	(0.2)	28.9
Income tax (benefit) provision	—	(0.1)	1.0
(Loss) income from discontinued operations	(6.7)	(0.1)	27.9
Operating Segment Information:
     We evaluate our operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance, which is a non-GAAP financial measure, represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment. Excluded from segment performance are: corporate income and expenses, interest expense, interest income, income taxes, legacy income or expenses, and provisions for unusual items not related to the segment. We believe that segment performance provides information useful to investors in understanding our underlying operational performance. Specifically, we believe the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses operational performance.

     Aerospace and Defense Segment

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Net Sales	$787.2	$725.5	$61.7	$725.5	$739.1	$(13.6)
Segment Performance	90.3	40.8	49.5	40.8	61.3	(20.5)

*	Primary reason for change. The increase in net sales volume in fiscal 2009 compared to fiscal 2008 was primarily the result of growth in the various Standard Missile programs and increased deliveries on the Patriot Advanced Capability — 3 program, partially offset by lower sales volume on the Orion program as a result of NASA funding constraints and an additional week of operations in the first quarter of fiscal 2008 resulting in $19.1 million in sales.
The increase in segment performance in fiscal 2009 as compared to fiscal 2008 was primarily the result of: (i) a decrease of $23.6 million in non-cash retirement benefit plan expense in fiscal 2009; (ii) decrease of $15.2 million in unusual charges in fiscal 2009 primarily related to the freeze of the defined benefit pension plan in fiscal 2008; (iii) a decrease of $4.3 million for estimated future environmental remediation obligations in fiscal 2009; and (iv) favorable contract performance on higher net sales and other in fiscal 2009 resulting in a $6.4 million increase in segment performance.

**	Primary reason for change. Aerojet reports its fiscal year sales and income under a 52/53 week accounting convention. Fiscal 2008 was a 53 week year with the extra week accounted for in the first quarter of fiscal 2008, or one more week than as reported in fiscal 2007. Sales of $725.5 million for fiscal 2008 decreased from $739.1 million in fiscal 2007, reflecting decreases in various programs, including the Titan program, partially offset by the additional week of net sales of $19.1 million in fiscal 2008.
The decrease in segment performance in fiscal 2008 compared to fiscal 2007 was primarily the result of: (i) the favorable performance on the close-out of the Titan program in fiscal 2007; (ii) an unusual charge in fiscal 2008 related to the freeze of the defined benefit pension plan; and (iii) higher estimated environmental remediation costs in fiscal 2008; partially offset by decreased retirement benefit plan expense in fiscal 2008.
     Real Estate Segment

	Year Ended			Year Ended
	2009	2008	Change*	2008	2007	Change**
	(In millions)
Net Sales	$8.2	$16.8	$(8.6)	$16.8	$6.3	$10.5
Segment Performance	4.4	10.3	(5.9)	10.3	3.5	6.8

*	Primary reason for change. The decreases in sales and segment performance in fiscal 2009 compared to fiscal 2008 were primarily due to the sale of 400 acres of our Sacramento Land for $10.0 million in fiscal 2008 resulting in a gain of $6.8 million, partially offset by a $1.8 million land sale in fiscal 2009 resulting in a gain of $0.6 million.

**	Primary reason for change. The increases in sales and segment performance were primarily due to the sale of 400 acres of the Sacramento Land for $10.0 million in cash during fiscal 2008.
Environmental Matters
     Our policy is to conduct our businesses with due regard for the preservation and protection of the environment. We devote a significant amount of resources and management attention to environmental matters and actively manage our ongoing processes to comply with environmental laws and regulations. We are involved in the remediation of environmental conditions that resulted from generally accepted manufacturing and disposal practices at certain plants in the 1950s and 1960s. In addition, we have been designated a potentially responsible party with other companies at third party sites undergoing investigation and remediation.
     Estimating environmental remediation costs is difficult due to the significant uncertainties inherent in these activities, including the extent of remediation required, changing governmental regulations and legal standards regarding liability, evolving technologies and the long period of time over which most remediation efforts take place. We:
•	accrue for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and when our proportionate share of the costs can be reasonably estimated. In some cases, only a range of reasonably possible costs can be estimated. In establishing our reserves, the most probable estimate is used when determinable and the minimum estimate is used when no single amount is more probable; and

•	record related estimated recoveries when such recoveries are deemed probable.
     In addition to the costs associated with environmental remediation discussed above, we incur expenditures for recurring costs associated with managing hazardous substances or pollutants in ongoing operations which totaled $8.4 million in fiscal 2009, $13.5 million in fiscal 2008, and $6.3 million in fiscal 2007.
     Reserves
     We review on a quarterly basis estimated future remediation costs that could be incurred over the contractual term or next fifteen years of the expected remediation. We have an established practice of estimating environmental remediation costs over a fifteen year period, except for those environmental remediation costs with a specific contractual term. As the period for which estimated environmental remediation costs increases, the reliability of such estimates decrease. These estimates consider the investigative work and analysis of engineers, outside environmental consultants, and the advice of legal staff regarding the status and anticipated results of various administrative and legal proceedings. In most cases, only a range of reasonably possible costs can be estimated. In establishing our reserves, the most probable estimate is used when determinable; otherwise, the minimum amount is used when no single amount in the range is more probable. Accordingly, such estimates can change as we periodically evaluate and revise such estimates as new information becomes available. We cannot predict whether new information gained as projects progress will affect the estimated liability accrued. The timing of payment for estimated future environmental costs is influenced by a number of factors such as the regulatory approval process, the time required to design the process, the time to construct the process, and the time required to conduct the remedy itself.
     A summary of our environmental reserve activity is shown below:

			Total
			Environmental
	Aerojet	Other	Reserve
	(In millions)
November 30, 2006	$256.5	$9.5	$266.0
Fiscal 2007 additions	57.9	2.5	60.4
Fiscal 2007 expenditures	(54.9)	(1.5)	(56.4)

November 30, 2007	259.5	10.5	270.0
Fiscal 2008 additions	39.8	5.8	45.6
Fiscal 2008 expenditures	(54.1)	(3.3)	(57.4)

November 30, 2008	245.2	13.0	258.2
Fiscal 2009 additions	19.9	3.6	23.5
Fiscal 2009 expenditures	(54.0)	(5.0)	(59.0)

November 30, 2009	$211.1	$11.6	$222.7

     As of November 30, 2009, the Aerojet reserves include $152.5 million for the Sacramento site, $47.8 million for the Baldwin Park Operable Unit, and $10.8 million for other Aerojet reserves.
     The effect of the final resolution of environmental matters and our obligations for environmental remediation and compliance cannot be accurately predicted due to the uncertainty concerning both the amount and timing of future expenditures and due to regulatory or technological changes. We believe, on the basis of presently available information, that the resolution of environmental matters and our obligations for environmental remediation and compliance will not have a material adverse effect on our results of operations, liquidity or financial condition. We will continue our efforts to mitigate past and future costs through pursuit of claims for recoveries from insurance coverage and other Potentially Responsible Parties (“PRP”) and continued investigation of new and more cost effective remediation alternatives and associated technologies.

     As part of the acquisition of the Atlantic Research Corporation (“ARC”) propulsion business, Aerojet entered into an agreement with ARC pursuant to which Aerojet is responsible for up to $20.0 million of costs (“Pre-Close Environmental Costs”) associated with environmental issues that arose prior to Aerojet’s acquisition of the ARC propulsion business. Pursuant to a separate agreement with the U.S. government which was entered into prior to the completion of the ARC acquisition, these Pre-Close Environmental Costs are not subject to the 88% limitation under the Global Settlement, and are recovered through the establishment of prices for Aerojet’s products and services sold to the U.S. government. A summary of the Pre-Close Environmental Costs is shown below (in millions):

Pre-Close Environmental Costs	$20.0
Amount spent through November 30, 2009	(9.5)
Amount included as a component of reserves for environmental remediation costs in the consolidated balance sheet as of November 30, 2009	(0.9)

Remaining Pre-Close Environmental Costs	$9.6

     Estimated Recoveries
     On January 12, 1999, Aerojet and the U.S. government implemented the October 1997 Agreement in Principle (“Global Settlement”) resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. Under the Global Settlement, Aerojet and the U.S. government resolved disagreements about an appropriate cost-sharing ratio with respect to the clean up costs of the environmental contamination at the Sacramento and Azusa sites. The Global Settlement provides that the cost-sharing ratio will continue until further modified by Aerojet and the U.S. government. Additionally, in conjunction with the sale of the EIS business in 2001 to Northrop, Aerojet entered into an agreement with Northrop (“Northrop Agreement”) whereby Aerojet is reimbursed by Northrop for a portion of environmental expenditures eligible for recovery under the Global Settlement, subject to annual and cumulative limitations. The current annual billing limitation to Northrop is $8.0 million, which is reduced to $6.0 million beginning in fiscal 2011.
     Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, we can recover up to 88% of our environmental remediation costs for these sites through the establishment of prices for Aerojet’s products and services sold to the U.S. government. Allowable environmental costs are charged to these contracts as the costs are incurred. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability of Aerojet to continue recovering these costs from the U.S. government depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business. Annually, we evaluate Aerojet’s forecasted business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business as part of our long-term business review. In fiscal 2007, as a result of a forecasted increase in U.S government contracts and programs volume, future recoverable amounts from the U.S. government increased; accordingly, we recorded a benefit of $8.6 million in fiscal 2007.
     Pursuant to the Northrop Agreement, environmental expenditures to be reimbursed are subject to annual limitations, with excess amounts carried over to subsequent periods, the total reimbursements are limited to a ceiling of $189.7 million over the term of the agreement, which ends in 2028. A summary of the Northrop Agreement activity is shown below (in millions):

Total reimbursable costs under the Northrop Agreement	$189.7
Amount reimbursed to us through November 30, 2009	(74.2)

Potential future cost reimbursements available	115.5
Receivable from Northrop in excess of the annual limitation included as a component of other noncurrent assets in the Consolidated Balance Sheet as of November 30, 2009	(53.4)
Amounts recoverable from Northrop in future periods included as a component of recoverable from the U.S. government and other third parties for environmental remediation costs in the Consolidated Balance Sheet as of November 30, 2009	(55.7)

Potential future recoverable amounts available under the Northrop Agreement	$6.4

     We believe that we may reach the cumulative limitation under the Northrop Agreement within the next twelve (12) months. While we are seeking an arrangement with the U.S. government to recover environmental expenditures in excess of the current reimbursement ceiling identified in the Northrop Agreement, there can be no assurances that such a recovery will be obtained, or if not obtained, that such unreimbursed environmental expenditures will not have a materially adverse effect on our operating results, financial condition, and/or cash flows.

     Environmental reserves and recoveries impact to Consolidated Statement of Operations
     The expenses and benefits associated with adjustments to the environmental reserves are recorded as a component of other (income) expense, net in the Consolidated Statements of Operations. Summarized financial information for the impact of environmental reserves and recoveries to the Consolidated Statements of Operations is set forth below:

			Total
			Estimated
	Estimated	Estimated	Recoverable	Charge to	Total
	Recoverable	Recoverable	Amounts Under	Consolidated	Environmental
	Amounts from	Amounts from	U.S. Government	Statement of	Reserve
	Northrop	U.S. Government	Contracts	Operations	Additions
	(In millions)
Fiscal 2009	$4.8	$14.6	$19.4	$4.1	$23.5
Fiscal 2008	9.7	25.2	34.9	10.7	45.6
Fiscal 2007(1)	12.0	46.3	58.3	2.1	60.4

(1)	In fiscal 2007, the net charge of $2.1 million includes a benefit of $8.6 million due to a decrease in the forecasted commercial business base.
Adoption of New Accounting Principles
     On December 1, 2007, we adopted the new standards that specified the accounting for uncertainty in income taxes. As of December 1, 2007, we had $3.2 million of unrecognized tax benefits, $3.0 million of which would impact our effective tax rate if recognized. The adoption resulted in a reclassification of certain tax liabilities from current to non-current, a reclassification of certain tax indemnification liabilities from income taxes payable to other current liabilities, and a cumulative effect adjustment benefit of $9.1 million that was recorded directly to our accumulated deficit. We recognize interest and penalties related to uncertain tax positions in income tax expense. Interest and penalties are immaterial at the date of adoption and are included in unrecognized tax benefits.
     On December 1, 2007, we adopted new standards that specified fair value measurements for financial instruments. Although the adoption of the new standards did not materially impact our financial condition, results of operations, or cash flows, we are now required to provide additional disclosures in the notes to our financial statements.
     On December 1, 2007, we adopted the new standards related to accounting for the fair value option for financial assets and liabilities. At the date of adoption, we did not elect to use the fair value option for any of our outstanding financial assets or liabilities. Accordingly, the adoption of the new standards did not have an impact on our financial position, results of operations, or cash flows.
     As of December 1, 2008, we adopted the new standards related to accounting for non-refundable advance payments for goods or services to be used in future research and development activities. The new standards provides guidance on whether non-refundable advance payments for goods that will be used or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. The adoption of the new standards did not have a material impact on our financial position, results of operations, or cash flows.
     As of December 1, 2008, we adopted the new standards that specified fair value measurements as it relates to non-financial assets and liabilities.
     As of August 31, 2009, we adopted new standards which provides authoritative accounting literature related to subsequent events, which was previously addressed only in the auditing literature. The new guidance largely is similar to the current guidance in the auditing literature with some exceptions that are not intended to result in significant changes in practice. The adoption of the new standards did not have a material impact on our financial position, results of operations, or cash flows.
     As of November 30, 2009, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) which became the single source of authoritative non-governmental GAAP, superseding various existing authoritative accounting pronouncements. The Codification establishes one level of authoritative GAAP. All other literature is considered non-authoritative. There were no changes to our consolidated financial statements due to the implementation of the Codification other than changes in reference to various authoritative accounting pronouncements in the consolidated financial statements.

     As of November 30, 2009, we adopted the accounting standards which require the measurement of the pension and postretirement plans assets and benefit obligations at our fiscal year end. We performed this measurement as of August 31 in prior years. As a result of implementing the measurement date provision, we recorded an additional quarter of pension and other postretirement benefit costs as of November 30, 2009 as a $0.4 million increase to accumulated deficit and a $0.2 million decrease to accumulated other comprehensive loss.
     As of December 1, 2009, we adopted the new accounting standards which apply to convertible debt securities that, upon conversion, may be settled by the issuer, fully or partially, in cash which requires that the new rules be applied retrospectively to all past periods presented—even if the instrument has matured, converted, or otherwise been extinguished as of the effective date of this guidance. This guidance affects our 2 1/4% Debentures and requires the issuer of convertible debt instruments to separately account for the liability (debt) and equity (conversion option) components of such instruments and retrospectively adjust the financial statements for all periods presented. The fair value of the liability component was determined based on the market rate for similar debt instruments without the conversion feature and the residual between the proceeds and the fair value of the liability component is recorded as equity at the time of issuance. Additionally the pronouncement requires transaction costs to be allocated to the liability and equity components on the same relative percentages. Our adoption of this guidance results in higher non-cash interest expense for fiscal 2005 through fiscal 2011, assuming the holders will require us to repurchase the 2 1/4% Debentures at a cash price equal to 100% of the principal amount plus accrued and unpaid interest on November 20, 2011, the earliest date when the holders can exercise such right (See Note 1(b) of Consolidated Financial Statements).
Liquidity and Capital Resources
     Liquidity Requirements
     Short-term liquidity requirements consist primarily of recurring operating expenses, including but not limited to costs related to our retirement benefit plans; capital expenditures; debt service requirements; and costs related to our divested businesses. We expect to meet these requirements through available cash, generation of cash from our operations, and our $60.0 million revolving credit facility (“Revolver”) of which $59.2 million was available as of November 30, 2009.
     Net Cash Provided by (Used in) Operating, Investing, and Financing Activities
     Cash and cash equivalents increased by $33.6 million during the year ended November 30, 2009. The change in cash and cash equivalents is summarized as follows:

	Year Ended
	2009	2008	2007
	(In millions)
Net Cash Provided by Operating Activities	$50.3	$28.0	$23.8
Net Cash (Used in) Provided by Investing Activities	(14.3)	(21.3)	27.7
Net Cash Used in Financing Activities	(2.4)	(6.3)	(20.4)

Increase in cash and cash equivalents	$33.6	$0.4	$31.1

     Net Cash Provided by Operating Activities
     Operating activities generated cash of $50.3 million in fiscal 2009 compared to cash generated of $28.0 million in fiscal 2008. The improvement in cash from operations is primarily due to the following: (i) $30.9 million of net funding of a grantor trust during fiscal 2008, which represents the liabilities associated with our BRP and the amounts that would be payable to officers who are party to executive severance agreements in the event of qualifying terminations of employment; (ii) receipt of $26.3 million in tax refunds in fiscal 2009; and (iii) receipt of $10.7 million from the grantor trust in fiscal 2009; partially offset by the sale of 400 acres of our Sacramento Land for a cash price of $10.0 million in the second quarter of fiscal 2008 and $35.6 million of net cash used from other changes in our working capital, including an increase of $19.0 million in accounts receivable and a $14.3 million decrease in accounts payable from November 30, 2008.
     Operating activities generated cash of $28.0 million in fiscal 2008 compared to $23.8 million in fiscal 2007. The cash generated from continuing operations in fiscal 2008 is primarily due to the sale of 400 acres of our Sacramento Land for a cash price of $10.0 million in fiscal 2008 and $48.9 million change in working capital. The change in working capital was primarily due to a decrease in our prepaid pension asset of $24.0 million, $11.3 million increase in other current liabilities, and a $8.0 million increase in deferred income taxes from November 30, 2007. These improvements were partially offset by the net funding of $30.9 million in fiscal 2008, which represents the liabilities associated with our BRP and the amounts that would be payable to officers who are party to executive severance agreements in the event of qualifying terminations of employment (as defined in the BRP and the executive severance agreements).
     Net Cash (Used in) Provided by Investing Activities
     During fiscal 2009, 2008, and 2007, we had capital expenditures of $14.3 million, $21.3 million, and $21.8 million, respectively. The majority of our capital expenditures directly supports our contract and customer requirements and is primarily made for asset replacement, capacity expansion, development of new projects, and safety and productivity improvements.
     As of November 30, 2006, we designated $19.8 million as restricted cash related to the cash collateralization of the 5 3/4% Convertible Subordinated Notes (“5 3/4% Notes”). In April 2007, the $19.8 million of restricted cash was used to repay the 5 3/4% Notes.
     During fiscal 2007, we received $29.7 million from AMPAC in consideration for the cancellation and termination of a non-collateralized subordinated note receivable from AMPAC, including any interest due thereunder, and AMPAC’s obligation to make an earnings target payment associated with the sale of the Fine Chemicals business.
     Net Cash Used in Financing Activities
     During fiscal 2009, net cash used for debt principal payments were $2.0 million (see table below). Additionally, we incurred $0.4 million in debt issuance costs in fiscal 2009.
     During fiscal 2008, cash of $6.3 million was used for debt principal payments, $5.0 million of which was required to be repaid in conjunction with a real estate sale. Under the terms of the Senior Credit Facility, we were required to use 50% of the net cash proceeds, as defined, from the $10.0 million sale of 400 acres of our Sacramento Land in the second quarter of fiscal 2008, or $5.0 million, to repay outstanding principal on the term loan subfacilty.
     Cash of $20.4 million was used in fiscal 2007 primarily for the net retirements of approximately $18.9 million of debt.
     Borrowing Activity and Senior Credit Facility:
     Our borrowing activity in fiscal 2009 and our debt balances as of November 30, 2008 and 2009 were as follows:

	November 30,			November 30,
	2008	Amortization	Payments	2009
	As adjusted (See Note 1(b) of Consolidated Financial Statements)
	(In millions)
Term loan	$69.0	$—	$(0.7)	$68.3
9 1/2% Notes	97.5	—	—	97.5
4% Notes	125.0	—	—	125.0
2 1/4% Debentures	146.4	—	—	146.4
Debt discount on 2 1/4% Debentures	(24.5)	7.5	—	(17.0)
Promissory notes	2.7	—	(1.3)	1.4

Total Debt and Borrowing Activity	$416.1	$7.5	$(2.0)	$421.6

     Our Senior Credit Facility provided for an $80.0 million Revolver and a $200.0 million credit-linked facility, consisting of a $125.0 million letter of credit subfacility and a $75.0 million term loan subfacility. On May 1, 2009, we entered into the First Amendment and Consent to Credit Agreement (the “Amendment”) to our existing Amended and Restated Credit Agreement (the “Credit Agreement”), originally entered into as of June 21, 2007, by and among us, as borrower, the subsidiaries from time to time party thereto, as guarantors, the lenders from time to time party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), which comprises our Senior Credit Facility. Snappon SA, a French subsidiary of the Company (“Snappon”), that is neither a Credit Party nor Significant Subsidiary under the Credit Agreement and has no operations, has had legal judgments rendered against it under French law, aggregating €2.9 million related to wrongful discharge claims by certain former employees of Snappon (see Note 7(b) of Notes to Consolidated Financial Statements). The Amendment provides for, among other things, the consent of the Required Lenders (as defined therein) in order to allow Snappon to commence voluntary bankruptcy, insolvency or similar proceedings or to allow for an involuntary bankruptcy, insolvency or similar proceedings against Snappon.
     Under the Amendment, the Required Lenders agreed (i) that an event of default will not be triggered with respect to the legal judgments rendered against Snappon, unless the judgments equal or exceed $10.0 million and shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof and (ii) to consent to the commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings with respect to Snappon and that any such proceeding would not constitute an Event of Default under the Credit Agreement. Additionally, we agreed to temporarily reduce our borrowing availability under the Revolving Loan (as defined therein) from $80.0 million to $60.0 million commencing on May 1, 2009 and ending on the earlier of (i) the date on which an amendment that permits the renewal, refinancing, or extension of the 4% Notes (as defined therein) has been approved by the Required Lenders and (ii) the date on which we redeem the 4% Notes in accordance with the terms of the Credit Agreement.
     As of November 30, 2009, the borrowing limit under the Revolver was $60.0 million with $59.2 million available due to an outstanding letter of credit in the amount of $0.8 million. Also as of November 30, 2009, we had $84.5 million outstanding letters of credit under the $125.0 million letter of credit subfacility and had permanently reduced the amount of our term loan subfacility to the $68.3 million outstanding.
     During fiscal 2010, we will be required to make a principal payment of $16.6 million on the term loan subfacility due to the excess cash flow provisions of the Credit Agreement. The principal payment must be made within 110 days of November 30, 2009. In the event that the leverage ratio is less than or equal to 3.0 to 1.0, as defined, at the end of any fiscal year during the term of the Senior Credit Facility, no excess cash flow pre-payment would be required under this provision.
     The Senior Credit Facility is collateralized by a substantial portion of our real property holdings and substantially all of our other assets, including the stock and assets of our material domestic subsidiaries that are guarantors of the facility. We are subject to certain limitations including the ability to: incur additional senior debt; release collateral, retain proceeds from asset sales, retain proceeds from operations and issuances of debt or equity, make certain investments and acquisitions, grant additional liens, and make restricted payments, including stock repurchases and dividends. In addition, the Credit Agreement contains certain restrictions surrounding the ability to refinance our subordinated debt, including provisions that, except on terms no less favorable to the Credit Agreement, our subordinated debt cannot be refinanced prior to maturity. Furthermore, provided that we have cash and cash equivalents of at least $25.0 million after giving effect thereto, we may redeem (with funds other than Senior Credit Facility proceeds) the subordinated notes to the extent required by the mandatory redemption provisions of the subordinated note indenture. We are also subject to the following financial covenants:

	Actual Ratios as of	Required Ratios	Required Ratios
	November 30,	Through November 30,	December 1,
Financial Covenant	2009	2009	2009 and thereafter
Interest coverage ratio	3.97 to 1.00	Not less than: 2.25 to 1.00	Not less than: 2.25 to 1.00
Leverage ratio	3.56 to 1.00	Not greater than: 5.75 to 1.00	Not greater than: 5.50 to 1.00
     We were in compliance with our financial and non-financial covenants as of November 30, 2009.
     Outlook
     Short-term liquidity requirements consist primarily of recurring operating expenses, including but not limited to costs related to our retirement benefit plans, capital expenditures, debt service requirements, and costs related to divested businesses. We believe that our existing cash and cash equivalents and existing credit facilities will provide sufficient funds to meet our operating plan for the next twelve (12) months. The operating plan for this period provides for full operation of our businesses, and interest and principal payments on our debt.
     In December 2009, we issued $200.0 million in aggregate principal amount of 4.0625% Convertible Subordinated Debentures (“4 1/16% Debentures”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Issuance of the 4 1/16% Debentures generated net proceeds of approximately $195.0 million, which were used to repurchase $124.7 million of the 4% Notes and will be used to redeem a portion of the 9 1/2% Notes; pay accrued interest on the 4% Notes and 9 1/2% Notes; and pay other debt issuance costs. See additional information in Note 15 in Notes to Consolidated Financial Statements, included in Item 8 in this Report.
     The Pension Protection Act (“PPA”), enacted in August 2006, requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the funded status of the plan as of specified measurement dates. Our funded ratio as of November 30, 2008 under the PPA for our defined benefit pension plan was above the ratio required under the PPA, as amended in 2008. The required ratio to be met as of our November 30, 2009 measurement date is 94%. During the fourth quarter of fiscal 2009, we made a voluntary contribution of $4.4 million to improve the plan’s PPA funded status as of November 30, 2009, although there can be no assurance that the amount of this contribution will be sufficient to meet the required ratio. The final calculated PPA funded ratio as of November 30, 2009 is expected to be completed in the second half of 2010. On November 25, 2008, we decided to amend our defined benefit pension and benefits restoration plans to freeze future accruals under such plans. Effective February 1, 2009 and July 31, 2009, future benefit accruals for all current salaried employees and collective bargaining unit employees were discontinued, respectively.
     We inadvertently failed to register with the SEC the issuance of certain of our common shares under our defined contribution 401(k) employee benefit plan (“the Plan”). As a result, certain purchasers of securities pursuant to the Plan may have the right to rescind their purchases for an amount equal to the purchase price paid for the securities (or if such security has been disposed of, to receive consideration with respect to any loss on such disposition) plus interest from the date of purchase. Subject to an amendment to our Senior Credit Facility, we intend to make a registered rescission offer to eligible Plan participants which could result in the purchase of up to 0.6 million shares of common stock (see Note 8 in Notes to Consolidated Financial Statements).
     As disclosed in Notes 7(b) and 7(c) of Notes to Consolidated Financial Statements, we have exposure for certain legal and environmental matters. We believe that it is currently not possible to estimate the impact, if any, that the ultimate resolution of certain of these matters will have on our financial position, results of operations, and/or cash flows.
     Major factors that could adversely impact our forecasted operating cash flows and our financial condition are described in Part I, Item 1A. Risk Factors. In addition, our liquidity and financial condition will continue to be affected by changes in prevailing interest rates on the portion of debt that bears interest at variable interest rates.

Contractual Obligations
     We have contractual obligations and commitments in the form of debt obligations, operating leases, certain other liabilities, and purchase commitments. The following table summarizes our contractual obligations as of November 30, 2009 and their expected effect on our liquidity and cash flows in future periods:

	Payments due by Period
		Less than	1-3	3-5	After
	Total	1 year	years	years	5 years
	(In millions)
Contractual Obligations:
Long-term debt:
Term Loans	$68.3	$17.1	$1.1	$50.1	$—
9 1/2% Notes	97.5	—	—	97.5	—
4% Notes(1)	125.0	125.0	—	—	—
2 1/4% Debentures(2)	146.4	—	146.4	—	—
Promissory Notes	1.4	0.7	0.7	—	—
Interest on long-term debt(3)	61.7	19.8	30.9	11.0	—
Postretirement medical and life benefits(4)	74.6	7.2	15.2	16.6	35.6
Operating leases	24.1	8.3	10.0	1.8	4.0
Conditional asset retirement obligations	13.6	—	—	1.4	12.2
Liabilities associated with legal settlements	30.3	11.3	12.4	6.6	—

Total	$642.9	$189.4	$216.7	$185.0	$51.8

(1)	Represents the $125.0 million 4% Notes due January 2024 that can be put to us in January 2010 at a price equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest and liquidated damages, if any. The 4% Notes are classified as non-current on the consolidated balance sheet as of November 30, 2009 since we refinanced the 4% Notes in January 2010 with the proceeds from the issuance of the 4 1/16% Debentures in December 2009 (see Note 5 and 15 to Notes to the Consolidated Financial Statements).

(2)	Represents the $146.4 million 2 1/4% Debentures due November 2024 that can be put to us in November 2011 at a price equal to 100% of the principal amount plus accrued and unpaid interest, including liquidated damages, if any, payable in cash, to but not including the repurchase date, plus, in certain circumstances, a make-whole premium, payable in common stock. Additionally, the debt discount of $17.0 million as of November 30, 2009 has been excluded from the 2 1/4% Debentures balance.

(3)	Includes interest on variable debt calculated based on interest rates at November 30, 2009.

(4)	The payments presented above are expected payments for the next 10 years. The payments for postretirement medical and life benefits reflect the estimated benefit payments of the plans using the provisions currently in effect. The obligation related to postretirement medical and life benefits is actuarially determined on an annual basis. The estimated payments have been reduced to reflect the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.
     As of November 30, 2009, the liability for uncertain income tax positions was $1.5 million. Due to the uncertainty regarding the timing of potential future cash flows associated with these liabilities, we are unable to make a reasonably reliable estimate of the amount and period in which these liabilities might be paid.
     The PPA, as discussed above, will require underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their underfunding. We may be required to make significant cash contributions in the future to fund our defined benefit pension plan, a portion of which we may not be able to immediately recover from our government contracts.
     We also issue purchase orders and make other commitments to suppliers for equipment, materials, and supplies in the normal course of business. These purchase commitments are generally for volumes consistent with anticipated requirements to fulfill purchase orders or contracts for product deliveries received, or expected to be received, from customers and would be subject to reimbursement if a cost-plus contract were terminated.

Arrangements with Off-Balance Sheet Risk
     As of November 30, 2009, arrangements with off-balance sheet risk, consisted of:
     — $85.3 million in outstanding commercial letters of credit expiring within the next twelve months, the majority of which may be renewed, primarily to collateralize obligations for environmental remediation and insurance coverage.
     — Up to $120.0 million aggregate in guarantees by GenCorp of Aerojet’s obligations to U.S. government agencies for environmental remediation activities.
     — Up to $1.5 million of reimbursements to Granite Construction Company (“Granite”) if we request Granite to cease mining operations on certain portions of the Sacramento Land.
     — Guarantees, jointly and severally, by our material domestic subsidiaries of its obligations under its Senior Credit Facility and its 9 1/2% Notes.
     In addition to the items discussed above, we will from time to time enter into certain types of contracts that require us to indemnify parties against potential third-party and other claims. These contracts primarily relate to: (i) divestiture agreements, under which we may provide customary indemnification to purchasers of our businesses or assets including, for example, claims arising from the operation of the businesses prior to disposition, liability to investigate and remediate environmental contamination existing prior to disposition; (ii) certain real estate leases, under which we may be required to indemnify property owners for claims arising from the use of the applicable premises; and (iii) certain agreements with officers and directors, under which we may be required to indemnify such persons for liabilities arising out of their relationship with us. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated.
     Warranties
     We provide product warranties in conjunction with certain product sales. The majority of our warranties are a one-year standard warranty for parts, workmanship, and compliance with specifications. On occasion, we have made commitments beyond the standard warranty obligation. While we have contracts with warranty provisions, there is not a history of any significant warranty claims experience. A reserve for warranty exposure is made on a product by product basis when it is both estimable and probable. These costs are included in the program’s estimate at completion and are expensed in accordance with our revenue recognition methodology.
Critical Accounting Policies
     Our financial statements are prepared in accordance with GAAP that offer acceptable alternative methods for accounting for certain items affecting our financial results, such as determining inventory cost, depreciating long-lived assets, and recognizing revenues.
     The preparation of financial statements requires the use of estimates, assumptions, judgments, and interpretations that can affect the reported amounts of assets, liabilities, revenues, and expenses, the disclosure of contingent assets and liabilities and other supplemental disclosures. The development of accounting estimates is the responsibility of our management. Management discusses those areas that require significant judgment with the audit committee of our board of directors. All of our financial disclosures in our filings with the SEC have been reviewed with the audit committee. Although we believe that the positions we have taken with regard to uncertainties are reasonable, others might reach different conclusions and our positions can change over time as more information becomes available. If an accounting estimate changes, its effects are accounted for prospectively and, if significant, disclosed in the Notes to Consolidated Financial Statements.
     The areas most affected by our accounting policies and estimates are revenue recognition, other contract considerations, goodwill, retirement benefit plans, litigation, environmental remediation costs and recoveries, and income taxes. Except for income taxes and litigation matters related to discontinued operations, which are not allocated to our operating segments, these areas affect the financial results of our business segments.
     For a discussion of all of our accounting policies, including the accounting policies discussed below, see Note 1 in Notes to Consolidated Financial Statements.

     Revenue Recognition
     In our Aerospace and Defense segment, recognition of profit on long-term contracts requires the use of assumptions and estimates related to the contract value or total contract revenue, the total cost at completion and the measurement of progress towards completion. Due to the nature of the programs, developing the estimated total cost at completion requires the use of significant judgment. Estimates are continually evaluated as work progresses and are revised as necessary. Factors that must be considered in estimating the work to be completed include labor productivity, the nature and technical complexity of the work to be performed, availability and cost volatility of materials, subcontractor and vendor performance, warranty costs, volume assumptions, anticipated labor agreements and inflationary trends, schedule and performance delays, availability of funding from the customer, and the recoverability of costs incurred outside the original contract included in any estimates to complete. Aerojet reviews contract performance and cost estimates for some contracts at least monthly and for others at least quarterly and more frequently when circumstances significantly change. When a change in estimate is determined to have an impact on contract earnings, Aerojet records a positive or negative adjustment to earnings when identified. Changes in estimates and assumptions related to the status of certain long-term contracts may have a material effect on the amounts reported for net sales and segment performance.
     We consider the nature of the individual underlying contract and the type of products and services provided in determining the proper accounting for a particular contract. Each method is applied consistently to all contracts having similar characteristics, as described below. We typically account for these contracts using the percentage-of-completion method, and progress is measured on a cost-to-cost or units-of-delivery basis. Sales are recognized using various measures of progress depending on the contractual terms and scope of work of the contract. We recognize revenue on a units-of-delivery basis when contracts require unit deliveries on a frequent and routine basis. Sales using this measure of progress are recognized at the contractually agreed upon unit price. Where the scope of work on contracts principally relates to research and/or development efforts, or the contract is predominantly a development effort with few deliverable units, we recognize revenue on a cost-to-cost basis. In this case, sales are recognized as costs are incurred and include estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs at completion. Revenue on service or time and material contracts is recognized when performed. If at any time expected costs exceed the value of the contract, the loss is recognized immediately.
     Certain government contracts contain cost or performance incentive provisions that provide for increased or decreased fees or profits based upon actual performance against established targets or other criteria. Incentive and award fees, which are generally awarded at the discretion of the customer, are considered in estimating profit rates at the time the amounts can be reasonably determined and are reasonably assured based on historical experience and anticipated performance. Aerojet continually evaluates its performance and incorporates any anticipated changes in penalties and cost incentives into its revenue and earnings calculations. Performance incentives, which increase or decrease earnings based solely on a single significant event, generally are not recognized until an event occurs.
     Revenue from real estate asset sales is recognized when a sufficient down-payment has been received, financing has been arranged and title, possession and other attributes of ownership have been transferred to the buyer. The allocation to cost of sales on real estate asset sales is based on a relative fair market value computation of the land sold which includes the basis on our books, capitalized entitlement costs, and an estimate of our continuing financial commitment.
     Revenue that is not derived from long-term development and production contracts, or real estate asset transactions, is recognized when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and payment from the customer is reasonably assured. Sales are recorded net of provisions for customer pricing allowances.
     Other Contract Accounting Considerations
     Our sales are driven by pricing based on costs incurred to produce products or perform services under contracts with the U.S. government. Cost-based pricing is determined under the Federal Acquisition Regulations (“FAR”) and Cost Accounting Standards (“CAS”). The FAR and CAS provide guidance on the types of costs that are allowable and allocable in establishing prices for goods and services under U.S. government contracts. For example, costs such as those related to pension contributions in accordance with PPA that are in excess of CAS allowable pension costs, charitable contributions, advertising, interest expense, and public relations are unallowable, and therefore not recoverable through sales. In addition, we may enter into agreements with the U.S. government that address the subjects of allowability and allocability of costs to contracts for specific matters.
     We closely monitor compliance with and the consistent application of our critical accounting policies related to contract accounting. We review the status of contracts through periodic contract status and performance reviews. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by management personnel independent from the business segment performing work under the contract. Costs incurred and allocated to contracts with the U.S. government are reviewed for compliance with regulatory standards by our personnel, and are subject to audit by the Defense Contract Audit Agency.
     Goodwill
     Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair values of the identifiable assets acquired and liabilities assumed. Tests for impairment of goodwill are performed on an annual basis, or at any other time, if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. We performed the impairment test for goodwill as of September 1, 2009 and determined that goodwill was not impaired.
     Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; adverse cash flow trends; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; decline in stock price; and results of testing for recoverability of a significant asset group within a reporting unit. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded.
     All of our recorded goodwill resides in the Aerospace and Defense reporting unit. To determine the fair value of our Aerospace and Defense reporting unit, we primarily relied upon a discounted cash flow analysis which requires significant assumptions and estimates about future operations, including judgments about expected revenue growth and operating margins, and timing and amounts of expected future cash flows. The cash flows employed in the discounted cash flow analysis are based on ten-year financial forecasts developed internally by management. The analysis also involves discounting the future cash flows to a present value using a discount rate that properly accounts for the risk and nature of the reporting unit cash flows and the rates of return debt and equity holders would require to invest their capital in the Aerospace and Defense reporting unit. In assessing the reasonableness of our estimated fair value of the Aerospace and Defense reporting unit, we evaluate the results of the discounted cash flow analysis in light of what investors are paying for similar interests in comparable aerospace and defense companies as of the valuation date. We also ensure that the reporting unit fair value is reasonable given the market value of the entire Company as of the valuation date.
     There can be no assurance that our estimates and assumptions made for purposes of our goodwill impairment testing as of September 1, 2009 will prove to be accurate predictions of the future. If our assumptions regarding forecasted revenue or margin growth rates are not achieved, we may be required to record goodwill impairment charges in future periods, whether in connection with our next annual impairment testing on September 1, 2010 or prior to that, if any such change constitutes a triggering event outside of the quarter from when the annual goodwill impairment test is performed. It is not possible at this time to determine if any such future impairment charge would result or, if it does, whether such charge would be material.
     Retirement Benefit Plans
     Retirement benefit plans include defined benefit pension plans and postretirement benefit plans (“medical and life benefits”). Retirement benefits are a significant cost of doing business and represent obligations that will be ultimately settled far in the future and therefore are subject to estimates. Our pension and medical and life benefit obligations and related costs are calculated using actuarial concepts in accordance with GAAP. We are required to make assumptions regarding such variables as the expected long-term rate of return on assets and the discount rate applied to determine service cost and interest cost to arrive at pension income or expense for the year.
     The discount rate represents the current market interest rate used to determine the present value of future cash flows currently expected to be required to settle pension obligations. Based on market conditions discount rates can experience significant variability. Changes in discount rates can significantly change the liability and accordingly the funded status of the pension plan. The discount rate was determined at November 30, 2009 for our pension plans, and is subject to change each year based on changes in overall market interest rates. The assumed discount rate represents the market rate available for investments in high-quality fixed income instruments with maturities matched to the expected benefit payments for pension and medical and life benefit plans. For fiscal 2009 pension benefit obligations, the discount rate was decreased by 145 basis points to 5.65% for the qualified pension plan and decreased by 145 basis points to 5.60% for the non qualified BRP, and for medical and life benefit obligations the discount rate was decreased by 176 basis points to 5.09%.
     The expected long-term rate of return on plan assets represents the rate of earnings expected in the funds invested to provide for anticipated benefit payments. With input from our investment advisors and actuaries, we analyzed the expected rates of return on assets and determined that a long term rate of 8.00% is reasonable based on the current and expected asset allocations and on the plans’ historical investment performance and best estimates for future investment performance. Our asset managers regularly review actual asset allocations and periodically rebalance investments to targeted allocations when considered appropriate.

     Market conditions and interest rates significantly affect assets and liabilities of our pension plans. Pension accounting requires that market gains and losses be deferred and recognized over a period of years. This “smoothing” results in the creation of other accumulated income or loss which will be amortized to pension costs in future years. The accounting method we utilize recognizes one-fifth of the unamortized gains and losses in the market-related value of pension assets and all other gains and losses including changes in the discount rate used to calculate benefit costs each year. Investment gains or losses for this purpose are the difference between the expected return and the actual return on the market-related value of assets which smoothes asset values over three years. Although the smoothing period mitigates some volatility in the calculation of annual pension costs, future pension costs are impacted by changes in the market value of pension plan assets and changes in interest rates.
     In addition, we maintain medical and life benefits other than pensions that are not funded.
     A one percentage point change in the key assumptions would have the following effects on the projected benefit obligations as of November 30, 2009 and on expense for fiscal 2010:

Pension Benefits and
	Medical and Life Benefits			Assumed Healthcare
	Discount Rate		Expected Long-term	Cost Trend Rate
		Projected	Rate of Return	Net Periodic	Accumulated
	Net Periodic	Benefit	Net Periodic Pension	Medical and Life	Benefit
	Benefit Expense	Obligation	Benefit Expense	Benefit Expense	Obligation
(In millions)
1% decrease	$18.5	$116.0	$13.4	$(0.1)	$(1.9)
1% increase	(15.7)	(96.8)	(13.4)	0.1	2.1
     Contingencies and Litigation
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for resolution of these claims. These estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in assumptions or the effectiveness of strategies related to these proceedings. See Note 7(b) in Notes to Consolidated Financial Statements for more detailed information on litigation exposure.
Reserves for Environmental Remediation and Recoverable from the U.S. Government and Other Third Parties for Environmental Remediation Costs
     For a discussion of our accounting for environmental remediation obligations and costs and related legal matters, see “Environmental Matters” above and Note 7(c) in Notes to Consolidated Financial Statements.
     We accrue for costs associated with the remediation of environmental contamination when it becomes probable that a liability has been incurred, and when our costs can be reasonably estimated. Management has a well-established process in place to identify and monitor our environmental exposures. In most cases, only a range of reasonably probable costs can be estimated. In establishing the reserves, the most probable estimated amount is used when determinable, and the minimum amount is used when no single amount in the range is more probable. Environmental reserves include the costs of completing remedial investigation and feasibility studies, remedial and corrective actions, regulatory oversight costs, the cost of operation and maintenance of the remedial action plan, and employee compensation costs for employees who are expected to devote a significant amount of time to remediation efforts. Calculation of environmental reserves is based on the evaluation of currently available information with respect to each individual environmental site and considers factors such as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. Such estimates are based on the expected costs of investigation and remediation and the likelihood that other potentially responsible parties will be able to fulfill their commitments at sites where we may be jointly or severally liable.
     As of November 30, 2009, the aggregate range of our environmental costs was $222.7 million to $428.9 million and the accrued amount was $222.7 million, of which $211.1 million relates to Aerojet sites and $11.6 million relates to non-Aerojet sites. Environmental remediation cost estimation involves significant uncertainties, including the extent of the remediation required, changing governmental regulations and legal standards regarding liability, evolving technologies and the long periods of time over which most remediation efforts take place. A number of factors could substantially change environmental remediation cost estimates, examples of which include: regulatory changes reducing the allowable levels of contaminants such as perchlorate, nitrosodimethylamine or others; enhanced monitoring and testing technology or protocols which could result in the discovery of previously undetected contaminants; and the implementation of new remediation technologies which could reduce future remediation costs.

     On January 12, 1999, Aerojet and the U.S. government implemented the Global Settlement resolving certain prior environmental and facility disagreements, with retroactive effect to December 1, 1998. The Global Settlement covered all environmental contamination at the Sacramento and Azusa sites. Under the Global Settlement, Aerojet and the U.S. government resolved disagreements about an appropriate cost-sharing ratio. The Global Settlement provides that the cost-sharing ratio will continue for a number of years.
     Pursuant to the Global Settlement covering environmental costs associated with Aerojet’s Sacramento site and its former Azusa site, Aerojet can recover up to 88% of its environmental remediation costs for these sites through the establishment of prices for Aerojet’s products and services sold to the U.S. government. Allowable environmental costs are charged to these contracts as the costs are incurred. Aerojet’s mix of contracts can affect the actual reimbursement made by the U.S. government. Because these costs are recovered through forward-pricing arrangements, the ability to continue recovering these costs depends on Aerojet’s sustained business volume under U.S. government contracts and programs and the relative size of Aerojet’s commercial business.
     Based on Aerojet’s projected business volume and the proportion of its business expected to be covered by the Global Settlement, Aerojet currently believes that, as of November 30, 2009, approximately $184.9 million of its estimated recorded future environmental costs will be recoverable. Significant estimates and assumptions that could affect the future recovery of environmental remediation costs include: the proportion of Aerojet’s future business base and total business volume which will be subject to the Global Settlement; limitations on the amount of recoveries available under the Northrop Agreement; the ability of Aerojet to competitively bid and win future government contracts if estimated environmental costs significantly increase; the relative size of Aerojet’s commercial business base; the timing of environmental expenditures; and uncertainties inherent in long-term cost projections of environmental remediation projects.
     Our environmental expenses related to non-Aerojet sites are generally not recoverable and a significant increase in the estimated environmental expenses for our non-Aerojet sites could have a material adverse effect on our operating results, financial condition, and/or cash flows.
     Income Taxes
     We file a consolidated U.S. federal income tax return for the Company and our wholly-owned consolidated subsidiaries. The deferred tax assets and/or liabilities are determined by multiplying the differences between the financial reporting and tax reporting bases for assets and liabilities by the enacted tax rates expected to be in effect when such differences are recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the period of the enactment date of the change.
     The carrying value of our deferred tax assets is dependent upon our ability to generate sufficient taxable income in the future. We have established a full valuation allowance against our net deferred tax assets for continuing operations to reflect the uncertainty of realizing the deferred tax benefits, given historical losses including accumulated other comprehensive losses. A valuation allowance is required when it is more-likely-than-not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence is considered, including our past and future performance, the market environment in which we operate, the utilization of tax attributes in the past, the length of carryback and carryforward periods, and evaluation of potential tax planning strategies.
     Despite our belief that our tax return positions are consistent with applicable tax laws, we believe that certain positions are likely to be challenged by taxing authorities. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. Our tax reserves reflect the difference between the tax benefit claimed on tax returns and the amount recognized in the financial statements. The accounting standards provide guidance for the recognition and measurement in financial statements for uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process, the first step being recognition. We determine whether it is more-likely-than-not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position are derived from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority. As the examination process progresses with tax authorities, adjustments to tax reserves may be necessary to reflect taxes payable upon settlement. Tax reserve adjustments related to positions impacting the effective tax rate affect the provision for income taxes. Tax reserve adjustments related to positions impacting the timing of deductions impact deferred tax assets and liabilities.

Recently Issued Accounting Standards
     In December 2008, the FASB issued additional disclosure requirements for plan assets of defined benefit pension or other postretirement plans. The required disclosures include a description of our investment policies and strategies, the fair value of each major category of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets, and the significant concentrations of risk within plan assets. The disclosures are required for fiscal years ending after December 15, 2009. We are currently evaluating the impact of this guidance on our reporting requirements.